UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Gray Television, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Meeting to be held on June 1, 2011
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Gray Television, Inc. will be held at 9:30 a.m., local time, on Wednesday, June 1, 2011, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, for the purpose of considering and acting upon:
1.	The election of eleven members of Gray Television, Inc.’s Board of Directors;

2.	Approval of a non-binding advisory resolution relating to the compensation of the Company’s named executive officers (the “Say-on-Pay Resolution”);

3.	A non-binding advisory vote relating to the frequency (every one, two or three years) of Gray Television, Inc.’s non-binding shareholder Say-on-Pay Resolution;

4.	Ratifying the appointment of McGladrey & Pullen, LLP as Gray Television, Inc.’s independent registered public accounting firm for 2011; and

5.	Such other business and matters or proposals as may properly come before the meeting.
     Only holders of record of Gray Television, Inc. common stock, no par value per share, and Gray Television, Inc. Class A common stock, no par value per share, at the close of business on March 25, 2011 are entitled to notice of, and to vote at, the annual meeting. Attendance at the annual meeting is limited to such shareholders of record at the close of business on March 25, 2011 and to any invitees of Gray Television, Inc.
     Your vote is very important. If you are unable to attend the meeting, we encourage you to vote as soon as possible by one of three convenient methods: by calling the toll-free number listed on the proxy card, by accessing the Internet site listed on the proxy card or by signing, dating and returning the proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors, Hilton H. Howell, Jr. Chief Executive Officer

Atlanta, Georgia
April 19, 2011

PROXY STATEMENT
VOTING REQUIREMENTS
PROPOSAL 1 — ELECTION OF DIRECTORS
PROPOSAL 2 — APPROVAL OF A NON-BINDING ADVISORY RESOLUTION RELATING TO COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
PROPOSAL 3 — ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE YEARS) OF THE COMPANY’S FUTURE SHAREHOLDER NON-BINDING ADVISORY VOTES ON EXECUTIVE COMPENSATION
PROPOSAL 4 — RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011
CORPORATE GOVERNANCE
BOARD COMMITTEES AND MEMBERSHIP
BENEFICIAL SHARE OWNERSHIP
EXECUTIVE COMPENSATION
REPORT OF MANAGEMENT PERSONNEL COMMITTEE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
REPORT OF AUDIT COMMITTEE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EQUITY COMPENSATION PLAN INFORMATION
OTHER MATTERS
SHAREHOLDER PROPOSALS FOR INCLUSION IN NEXT YEAR’S PROXY STATEMENT
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION AT NEXT YEAR’S ANNUAL MEETING
AVAILABILITY OF FORM 10-K
HOUSEHOLDING

GRAY TELEVISION, INC.
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319
PROXY STATEMENT
For Annual Meeting of Shareholders
to be Held on June 1, 2011
     This proxy statement is being furnished by the Board of Directors (the “Board”) of Gray Television, Inc., a Georgia corporation (which we refer to as “Gray,” the “Company,” “we,” “us” or “our”), to the holders of our common stock, no par value per share, and our Class A common stock, no par value per share, in connection with the solicitation of proxies by the Board for use at the 2011 Annual Meeting of Shareholders (the “2011 Annual Meeting”) to be held at The Peachtree Insurance Center, The Executive Board Room, 5th Floor, 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, on Wednesday, June 1, 2011, at 9:30 a.m., local time, and at any adjournments or postponements thereof. For directions to the location where the 2011 Annual Meeting will be held, you may contact our corporate offices at (404) 266-8333. Distribution of this proxy statement and a proxy card to shareholders is scheduled to begin on or about April 19, 2011.
     A proxy delivered pursuant to this solicitation is revocable at the option of the person giving the same at any time before it is exercised. A proxy may be revoked, prior to its exercise, by signing and delivering a later dated proxy card, by submitting a later dated vote by Internet or by telephone, by delivering written notice of the revocation of the proxy to our Secretary prior to the 2011 Annual Meeting, or by attending and voting at the 2011 Annual Meeting. Attendance at the 2011 Annual Meeting, in and of itself, will not constitute revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the shareholder’s directions if the proxy is duly submitted prior to the 2011 Annual Meeting.
     If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares FOR the election of the director nominees recommended by the Board, the Say-on-Pay Resolution, the ratification of the Company’s independent registered public accountant and for EVERY THREE YEARS on the proposal relating to the frequency of Say-on Pay Resolution and in accordance with the discretion of the named proxies on other matters properly brought before the 2011 Annual Meeting.
     The expenses associated with this proxy statement and soliciting the proxies sought hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our officers, directors and regular employees, who will not receive additional compensation therefore, in person or by telephone or other means of communication. We also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of the common stock and the Class A common stock as of the record date for the 2011 Annual Meeting and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly submitting your vote will help to avoid additional expense.

VOTING REQUIREMENTS
Record Date and Voting Rights
     Our Board has fixed the close of business on March 25, 2011 as the record date for determining holders of the common stock and the Class A common stock entitled to notice of, and to vote at, the 2011 Annual Meeting. Only holders of record of our common stock and/or our Class A common stock on that date will be entitled to notice of, and to vote at, the 2011 Annual Meeting. Shareholders of record may vote by either:
•	attending the 2011 Annual Meeting and voting in person;

•	voting by Internet at http://www.proxyvote.com;

•	voting by telephone at 1-800-690-6903 as directed on the enclosed proxy card; or

•	completing and mailing the proxy card.
     Instructions for voting are included on the proxy card.
Important Notice Regarding the Availability of Proxy Materials for the 2011 Annual Meeting
     The following information can be found at http://www.proxyvote.com:
•	Notice of Annual Meeting;

•	Proxy Statement;

•	2010 Annual Report on Form 10-K; and

•	Form of Proxy Card.
     As of the record date, March 25, 2011, 51,392,984 shares of our common stock and 5,753,020 shares of our Class A common stock were outstanding. Each share of our common stock is entitled to one vote and each share of our Class A common stock is entitled to ten votes. The total number of possible votes is 108,923,184.
     A quorum of Gray’s shareholders is necessary to hold a valid Annual Meeting. A number of votes equal to or greater than a majority of possible votes, or 54,461,593 votes (including abstentions and broker non-votes), represented in person or by proxy will constitute a quorum. Abstentions and broker non-votes (which occur with respect to an item when a broker submits a proxy but is not permitted to vote on that item without instructions from the beneficial owner of the shares and no such instruction is given) will be counted as present for purposes of determining a quorum. Votes cast by proxy or in person at the 2011 Annual Meeting will be tabulated by the inspector of elections appointed for the meeting, who also will determine whether a quorum is present for the transaction of business.
Required Vote
     With respect to Proposal 1 regarding the election of the director nominees, a majority of the votes is not required; instead, the director nominees will be elected by a plurality of the votes cast, which means that the eleven nominees receiving the most votes will be elected. Under the New York Stock Exchange (“NYSE”) rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the election of directors if your broker does not receive voting instructions from you. Votes withheld from any nominee will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of the election of directors.
     With respect to Proposal 2, approval of Gray’s non-binding Say-on-Pay Resolution requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2011 Annual Meeting. Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. However, the Management Personnel Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as the Committee deems appropriate. Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the Say-on-Pay Resolution if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.
     With respect to Proposal 3, the non-binding advisory vote relating to the frequency of the Say-on-Pay vote will require shareholders to choose between a frequency of every one, two or three years or abstain from voting. Because the shareholder vote on this proposal is advisory only, it will not be binding on Gray or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory Say-on-Pay vote as it deems appropriate. Under the NYSE rules, if your broker holds your shares in its name, your broker is not permitted to vote your shares with respect to the frequency of the Say-on-Pay vote if your broker does not receive voting instructions from you. The option receiving a plurality of votes cast will be considered the preference of the shareholders. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.
     With respect to Proposal 4, ratification of the appointment of McGladrey & Pullen, LLP as Gray’s independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the votes cast in person or by proxy at the 2011 Annual Meeting. Under the NYSE rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the ratification of the appointment of McGladrey & Pullen, LLP as Gray’s independent registered public accounting firm for 2011 even if your broker does not receive voting instructions from you. Abstentions and broker non-votes will not be counted as “votes cast” and, therefore, will have no effect on the outcome of this proposal.
     With respect to any other matter that may properly come before the 2011 Annual Meeting for shareholder consideration, a matter generally will be approved by the affirmative vote of a majority of the votes cast in person or by proxy at the 2011 Annual Meeting unless the question is one upon which a different vote is required by express provision of the laws of Georgia, federal law, Gray’s Articles of Incorporation or Gray’s Bylaws, or, to the extent permitted by the laws of Georgia, the Board has expressly provided that some other vote shall be required, in which case such express provisions shall govern.

PROPOSAL 1
ELECTION OF DIRECTORS
Nominees
     At the 2011 Annual Meeting, eleven directors are to be elected to hold office until our next annual meeting of shareholders and until their successors have been duly elected and qualified. Each nominee is currently serving as a director. In case any nominee listed in the table below should be unavailable for any reason, which our management has no reason to anticipate, your proxy will be voted for any substitute nominee or nominees who may be selected by the Management Personnel Committee prior to or at the 2011 Annual Meeting. In such circumstances, if no substitute is selected by the Management Personnel Committee prior to or at the 2011 Annual Meeting, the Board may determine to reduce the membership of the Board to the number of nominees available for election.
     Our Board of Directors unanimously recommends that you vote “FOR” the election of those director nominees specified in this proxy statement.
     Set forth below is information concerning each of the nominees as of April 19, 2011.

	Director
Name	Since	Age	Position

Hilton H. Howell, Jr.	1993	49	Director, Vice Chairman and Chief Executive Officer
William E. Mayher, III	1990	72	Chairman of the Board of Directors
Robert S. Prather, Jr.	1993	66	Director, President and Chief Operating Officer
J. Mack Robinson	1993	87	Director and Chairman Emeritus
Richard L. Boger	1991	64	Director
Ray M. Deaver	2002	70	Director
T. L. Elder	2003	72	Director
Zell B. Miller	2005	79	Director
Howell W. Newton	1991	64	Director
Hugh E. Norton	1987	78	Director
Harriett J. Robinson	1997	80	Director
     Hilton H. Howell, Jr., has been our Chief Executive Officer since August 20, 2008 and has also served as Vice-Chairman since September 2002. Before that, he had been our Executive Vice President since September 2000. He has served as one of our directors since 1993. He is a member of the Executive Committee of our Board. He has served as President and Chief Executive Officer of Atlantic American Corporation, an insurance holding company, since 1995, and as Chairman of that company since February 24, 2009. He has been Executive Vice President and General Counsel of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1991. He has served as Vice Chairman of Bankers Fidelity Life Insurance Company since 1992 and Vice Chairman of Georgia Casualty & Surety Company from 1992 through 2008. He served as Chairman of the Board of Triple Crown Media, Inc. (“TCM”) from December 2005 until December 2009. Mr. Howell also serves as a director of Atlantic American Corporation and its subsidiaries American Southern Insurance Company, American Safety Insurance Company and Bankers Fidelity Life Insurance Company, as well as Delta Life Insurance Company and Delta Fire and Casualty Insurance Company. He is the son-in-law of Mr. J. Mack Robinson and Mrs. Harriett J. Robinson, both members of our Board. In addition to his current role as Gray’s Chief Executive Officer, Mr. Howell brings to the Board experience from past leadership positions as an executive and his service on numerous boards. Mr. Howell also served as a former General Counsel, and his experience in that discipline adds a legal perspective to the decisions facing the Board.
     William E. Mayher, III is a member and Chairman of the Executive Committee, the Audit Committee, the Management Personnel Committee and the 2007 Long Term Incentive Plan Committee of Gray’s Board and has served as Chairman of Gray’s Board since August 1993. Dr. Mayher was a neurosurgeon in Albany, Georgia from 1970 to 1998. Dr. Mayher is the Chairman of the Medical College of Georgia Foundation Board and served as Chairman of Blue Cross Blue Shield of Georgia and as a member of the Board of Directors of the American Association of Neurological Surgeons. He also serves as Chairman of the Albany Regional Airport Commission. Dr. Mayher is a member of the Georgia Aviation Hall of Fame Board, and he is also a Senior FAA Aviation Medical Examiner. Dr. Mayher has been an active member of our Board for over 20 years, and his tenure provides stability and a familiarity with our operations. As evidence of the breadth of his knowledge, he currently serves on all of the Board’s committees as a source of continued and reliable leadership.
     Robert S. Prather, Jr., has served as our President and Chief Operating Officer since September 2002. He has served as one of our directors since 1993. He is a member of the Executive Committee of our Board. He has been a director of TCM since 1994, and served as Chairman of TCM from December 2005 until November 2007. He served as President and Chief Executive Officer of TCM from May 2005 to December 2005, and has served in that position since November 2007. TCM filed for protection under Chapter 11 of the U.S. bankruptcy code on September 14, 2009. The order confirming the Plan of Reorganization under Chapter 11 of the bankruptcy code became effective December 8, 2009. He serves as an advisory director of Swiss Army Brands, Inc., and serves on the Board of Trustees of the Georgia World Congress Center Authority. He also serves as a member of the Board of Directors for GAMCO Investors, Inc., Gaylord Entertainment Company and Victory Ventures, Inc. Mr. Prather’s background as both our current Chief Operating Officer and a former Chief Executive Officer lends a unique perspective to the Board. He possesses a wealth of knowledge about our industry and his tenure on the Board provides consistent leadership.
     J. Mack Robinson was Gray’s Chairman and Chief Executive Officer from September 2002 until August 2008. Prior to that, he was Gray’s President and Chief Executive Officer from 1996 through September 2002. He is Chairman Emeritus of Gray’s Board. Mr. Robinson has served as Chairman Emeritus of TCM since December 2005, Chairman of the Board and President of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1958, Chairman of the Board of Atlantic American Corporation, an insurance holding company, since 1974, and was previously a director of Bull Run Corporation, a predecessor to TCM. Mr. Robinson also serves as a director of the following companies: Bankers Fidelity Life Insurance Company, American Southern Insurance Company and American Safety Insurance Company. Mr. Robinson is the husband of Mrs. Harriett J. Robinson and the father-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s Board. Mr. Robinson’s experience as Gray’s former Chief Executive Officer brings to the Board a familiarity with the challenges facing a large public company. His civic involvement and philanthropic activities provide a critical link to the business community.

     Richard L. Boger is a member of the Audit Committee of Gray’s Board. Mr. Boger has been President and Chief Executive Officer of Lex-Tek International, Inc., an insurance software company, since February 2002. He has also served since July 2003, as business manager for Owen Holdings, LLLP, a Georgia Limited Liability Limited Partnership; since July 2004, as General Partner of Shawnee Meadow Holdings, LLLP, a Georgia Limited Liability Limited Partnership; and since March 2006, as business manager for Heathland Holdings, LLLP, a Georgia Limited Liability Limited Partnership , each of which is an investment holding company. He also serves as a member of the Board of Trustees of Corner Cap Group of Funds, a series mutual fund. Mr. Boger brings to the Board extensive managerial and entrepreneurial experience from his current position as the Chief Executive Officer of a specialized financial services software company, his having founded and sold two commercial insurance services companies, and his present service as a partner and business manager in three investment companies. His perspective from serving in several industries outside our own, including on the boards of a mutual fund and several nonprofit organizations, provides the Board with an informed resource for a wide range of disciplines and adds a diverse voice to its deliberations.
     Ray M. Deaver is Chairman of the Management Personnel Committee and a member of the 2007 Long Term Incentive Plan Committee of Gray’s Board. Prior to his appointment to Gray’s Board, Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement in 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999. Mr. Deaver’s years of experience in the broadcasting field and his role as the former General Manager for two of our affiliates provides the Board with a wealth of industry-specific operational knowledge. In that capacity and as our former Regional Vice President in Texas, Mr. Deaver’s diverse background lends a unique, localized perspective to the Board.
     T.L. (Gene) Elder is a member of the Audit Committee of Gray’s Board. Since 1994, Mr. Elder has been a partner of Tatum, LLC, a national firm of career chief financial officers which was acquired by Spherion Staffing Services in March 2010, and served as a Senior Partner of that firm from 2004 until his retirement from that position in May 2009. Mr. Elder, through his background as a former Chief Financial Officer, provides the Board and the Audit Committee with significant financial expertise. His leadership position and experience with Tatum, LLC provides the Board with an informed resource for accounting issues facing the Company.
     Zell B. Miller is a member of the Management Personnel Committee and the 2007 Long Term Incentive Plan Committee of Gray’s Board. He was U.S. Senator from Georgia from July 2000 until his retirement in 2005. Prior to that time he was Governor of the State of Georgia from 1991 until 1999 and Lieutenant Governor from 1975 until 1991. He is a Director Emeritus of the Board of Directors of United Community Banks in Blairsville, Georgia. Gov. Miller’s proven leadership and executive experience stems from his years of public service during which he developed expertise in addressing the challenges facing large, complex organizations. His substantial insight into political and economic affairs provides a diverse perspective to the Board and a working knowledge of government operations.
     Howell W. Newton is Chairman of the Audit Committee of Gray’s Board. Since 1978, Mr. Newton has been President and Treasurer of Trio Manufacturing Co., a real estate and investment company. Mr. Newton’s many years of executive service with a financial services company provides the Board with considerable financial expertise. His tenure on our Board provides consistent leadership, and his familiarity with Gray’s operations serves as an ongoing resource for issues facing a large, public company.

     Hugh E. Norton is Chairman of the 2007 Long Term Incentive Plan Committee and is a member of the Management Personnel Committee of Gray’s Board. Mr. Norton has been President of Norco Holdings, Inc., an insurance agency, since 1973 and also is a real estate developer in Destin, Florida. Prior to that, he was Regional Manager of Security Insurance Group where he served for 15 years. Mr. Norton brings to the Board a wealth of business experience based on his many years of service as an executive, as well as a unique perspective based on the regulatory and local government issues he faces as a developer. As the director with the longest tenure on our Board, he also serves as an ongoing source for industry-specific knowledge.
     Harriett J. Robinson has been a director of Atlantic American Corporation since 1989. Mrs. Robinson has also been a director of Delta Life Insurance Company and Delta Fire and Casualty Insurance Company since 1967. Mrs. Robinson is the wife of Mr. J. Mack Robinson and the mother-in-law of Mr. Hilton H. Howell, Jr., both members of Gray’s Board. Mrs. Robinson’s active service on our Board and on the boards of several other companies for a number of years provides capable leadership and a familiarity with the operational issues facing organizations in today’s business climate. She lends a diverse voice to the Board’s deliberations, and her civic involvement and philanthropic activities provide a critical link to the community, particularly to women in business.

PROPOSAL 2
APPROVAL OF A NON-BINDING ADVISORY RESOLUTION RELATING TO
COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
     The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that Gray’s shareholders have the opportunity to cast a non-binding advisory vote regarding the compensation of Gray’s executive officers who are named in the Summary Compensation Table contained in this proxy statement (the “Named Executive Officers” or “NEOs”). The Company has disclosed the compensation of the NEOs pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”).
     The compensation policies for the NEOs are designed to attract, motivate and retain talented executive officers and to align their interests with the long-term interests of Gray’s shareholders. Before voting on this proposal, shareholders are urged to read the Compensation Discussion and Analysis and the accompanying tables and narrative contained in this proxy statement, which discusses in detail our 2010 compensation program, decisions made by the Management Personnel Committee, and includes a review of compensation objectives, processes and rationale. Highlights of such discussion are as follows:
     In fiscal year 2010, Gray had strong performance in an improving economic environment, with 2010 results also reflecting the election year impact on the broadcast industry. Additionally, Gray completed a major refinancing effort that was critical to the ongoing success of the Company. As a result of this refinancing transaction, Gray’s management projects that the Company will benefit from significant savings over the next several years. The estimated savings reflect both reduced interest costs and reduced preferred stock dividends, net of the amortized refinancing costs.
     The Management Personnel Committee, which serves as our Compensation Committee, meets the independence standards of the Dodd-Frank Act and meets without management present at least four times per year to discuss compensation. Performance measures relevant to the Management Personnel Committee’s compensation decisions include revenue (less agency commissions), NOP and broadcast cash flow. Please read the section of this proxy statement entitled Annual Incentive Performance Targets for 2010 for a more detailed explanation of those performance measures and the method for calculating NOP and broadcast cash flow. The following table sets forth these performance measures as recorded by Gray for 2010, 2009 and 2008, respectively:

	2010	2009	2008
Performance Measure	($)	($)	($)
	(in thousands)
Revenue (less agency commissions)	346,058	270,374	327,176
NOP	136,160	68,623	113,507
Broadcast cash flow	148,914	81,992	130,716
     For 2010 and 2009, Gray paid cash compensation to its NEOs of $4,273,750 and $2,055,000, respectively. The increase in cash compensation for each executive in 2010 relative to 2009 was the result almost entirely of performance-based bonuses and nonequity incentive compensation, with the exception being a base salary market adjustment for Mr. Beizer. Please read the section of this proxy statement entitled Overview of Previous Year Performance and Compensation for the detail of these cash payments.

     The Management Personnel Committee concluded that performance for 2009 did not merit any long-term incentive grants to the NEOs. The Management Personnel Committee has not awarded any long-term incentive grants to the NEOs for 2010.
Summary of Key Compensation Practices
     We seek to align our compensation programs and practices with evolving governance best practices. By way of example, our long-term incentive compensation plan expressly prohibits repricing or exchanging awards. Other examples of our efforts to align compensation policies with best practices include:
•	We do not provide a supplemental executive retirement plan (SERP).

•	We do not provide for tax gross-ups for executive perquisites (which are minimal, in any event).

•	We do not provide for tax gross-ups for change in control payments under Section 280G of the Internal Revenue Code of 1986, as amended (the “IRC”).

•	We do not provide single-trigger golden parachute payments.

•	We do not provide perquisites for former or retired executives.

•	We do not provide extraordinary relocation or home buyout benefits.

•	We do not provide personal use of corporate aircraft, personal security systems maintenance and/or installation, car allowance, or life insurance with benefits in excess of the life insurance benefits offered to the majority of our employees.

•	We do not pay or provide payments for cause terminations or resignations other than for good reason following a change in control.
     The Management Personnel Committee and Board strive to stay current on compensation best practices and trends. In addition, we made improvements over the last year to certain elements of our executive compensation programs to further align them with current market best practices, including:
•	Formalized a Management Personnel Committee-driven process, with input from outside consultants and management where appropriate;

•	Formalized a Management Personnel Committee-approved compensation peer group for on-going competitive market comparisons;

•	Ensured an appropriate benchmarking of executive roles to market data of the compensation peer group, including both proxy data and published survey data, to determine the value of Gray’s executive positions;

•	Established an executive compensation philosophy, with the target of calibrating Gray’s compensation amounts to the median of our compensation peer group (or 50th percentile);

•	Established a formalized annual incentive program, with market-competitive payments based on achievement of goals established at the beginning of each fiscal year; and

•	Applied new methodology and market data in making incentive compensation decisions made in 2010;
•	No bonuses paid for 2009 based on financial performance;

•	Base salary increase for only one executive in 2010;

•	Nonequity incentive compensation paid at maximum in 2010 based on achievement of Management Personnel Committee-approved and pre-determined financial and individual performance goals.
     We are asking our shareholders to indicate their support for Gray’s compensation of its NEOs as described in this proxy statement. This advisory shareholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a shareholder the opportunity to approve or not approve (on an advisory basis) the compensation of the NEOs that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):
     RESOLVED, that the shareholders of Gray Television, Inc. approve, on an advisory basis, the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s Proxy Statement for the 2011 Annual Meeting of Shareholders, as such compensation is disclosed in such Proxy Statement, pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion.
     Because your vote is advisory, it will not be binding on either the Board or the Company. However, Gray’s Management Personnel Committee will take into account the outcome of the shareholder vote on this proposal at the 2011 Annual Meeting when considering future executive compensation arrangements.
     The Board of Directors unanimously recommends that shareholders vote “FOR” approval of the non-binding advisory resolution relating to the compensation of Gray’s Named Executive Officers disclosed in this proxy statement.

PROPOSAL 3
ADVISORY VOTE RELATING TO THE FREQUENCY (EVERY ONE, TWO OR THREE
YEARS) OF THE COMPANY’S FUTURE SHAREHOLDER NON-BINDING ADVISORY
VOTES ON EXECUTIVE COMPENSATION
     The Dodd-Frank Act requires Gray’s shareholders to have the opportunity to cast a non-binding advisory vote regarding how frequently the Company should seek from its shareholders a non-binding advisory vote (similar to Proposal No. 2 above) on the compensation disclosed in the Company’s proxy statement of its NEOs.
     We are requesting your vote to advise us of whether you believe this non-binding shareholder vote relating to the compensation of Gray’s NEOs should occur every one, two or three years. The Board recommends that you support a frequency period of every three years (a triennial vote) for future non-binding “say on pay” votes.
     The Company, the Management Personnel Committee and the Board believe that it is appropriate and in the best interest of the Company for Gray’s shareholders to cast an advisory vote on executive compensation every three years, for the following reasons:
•	As described in Proposal 2, Gray’s compensation programs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of Gray’s shareholders. The Company believes that determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year (particularly given highly volatile economic conditions such as our industry has experienced over the last two fiscal years, as well as the fact that the realization of value of a key component of the executive total compensation program — stock and other long-term incentives — can only be measured over a longer term time horizon).

•	Consistent with its approach to compensation, in the event that Gray was to receive an advisory vote disapproving of the Company’s compensation for its NEOs, the Board would want to understand its shareholders’ views that led to such vote and determine changes that would take into consideration the cyclical nature of our business. A triennial approach will provide the Management Personnel Committee enough time to consider and, if appropriate, implement changes in response to the Say-on-Pay Resolution for such changes to have meaningful impact.
     For the reasons stated above, the Board is recommending a vote for a three-year frequency for the non-binding shareholder vote relating to the compensation of the Company’s NEOs. When considering the following resolution, note that shareholders are not voting to approve or disapprove the recommendation of the Board with respect to this proposal. Instead, each proxy card provides for four choices with respect to this proposal: a one, two or three-year frequency or an opportunity to abstain from voting on the proposal.
RESOLVED, that the option set forth below that receives the greatest number of votes cast by the shareholders of Gray Television, Inc. shall be deemed the preferred frequency of the Company’s shareholders for holding an advisory vote on the compensation of the Company’s executive officers who are named in the Summary Compensation Table of the Company’s proxy statement:

•	every year;

•	every two years; or

•	every three years.
     The Board of Directors unanimously recommends that shareholders vote to conduct an advisory shareholder vote on the compensation of Gray’s Named Executive Officers every THREE years.

PROPOSAL 4
RATIFICATION OF COMPANY’S INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2011
     Gray’s independent registered public accounting firm is appointed annually by the Audit Committee. The Audit Committee examines a number of factors when selecting a firm, including the qualifications, staffing considerations, and the independence and quality controls of the firms considered. The Audit Committee has appointed McGladrey & Pullen, LLP as Gray’s independent registered public accounting firm for 2011. McGladrey & Pullen, LLP served as Gray’s independent registered public accounting firm for 2010 and is considered by management to be well-qualified.
     Shareholder ratification of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm is not required but is being presented to our shareholders as a matter of good corporate practice. Notwithstanding shareholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in the best interests of the Company and its shareholders. Should the shareholders not ratify the selection of McGladrey & Pullen, LLP as Gray’s independent registered public accounting firm for 2011 under this proposal, it is contemplated that the appointment of McGladrey & Pullen, LLP for the 2011 fiscal year will nevertheless be permitted to stand unless the Audit Committee, on reconsideration, finds other compelling reasons for making a change.
     Representatives of McGladrey & Pullen, LLP are expected to be present at the 2011 Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.
     The Board of Directors recommends a vote FOR the ratification of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for 2011.

CORPORATE GOVERNANCE
     We are in compliance with the NYSE corporate governance rules. We have adopted a Code of Ethics that applies to all of our directors, executive officers and employees. If any waiver of this Code of Ethics is granted, the waiver will be disclosed in an SEC filing on Form 8-K. Our Code of Ethics and the written charters of our Audit Committee and our Management Personnel Committee, which acts as our Nominating and Corporate Governance Committee and Compensation Committee under separate charters, as well as our Corporate Governance Principles, are available under the heading Governance Documents in the Corporate Governance section of our website at www.gray.tv. All such information is also available in print to any shareholder upon request by telephone at (404) 266-8333.
     After considering all applicable regulatory requirements and assessing the materiality of each director’s relationship with us, our Board has affirmatively determined that all of our directors are independent in accordance with Sections 303A.02(a) and (b) of the NYSE listing standards and the standards set forth in the IRC and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except for: Mr. Robinson, due to his family relationship with Mrs. Robinson and Mr. Howell; Mr. Prather, due to his status as an executive officer; Mr. Howell, due to his status as an executive officer; and Mrs. Robinson, due to her family relationships with Mr. Robinson and Mr. Howell. Consequently, our Board has determined that seven of our eleven directors are independent in accordance with the listing standards of the NYSE and the standards set forth in the IRC and the Exchange Act.
     Gray encourages interested party communication with its Board. Any interested party who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to our Secretary, Robert A. Beizer, 1750 K Street, NW, Suite 1200, Washington, D.C., 20006, which communications will be forwarded to the Board by the Secretary. Any communication should indicate that you are an interested party and clearly specify that such communication is intended to be made to the entire Board or to one or more particular directors.
     The Board has adopted a policy that all directors on the Board are expected to attend annual meetings of the shareholders. All the members of our Board attended the 2010 Annual Meeting of Shareholders in person.
     In accordance with Section 303A.03 of the NYSE listing standards, the independent non-management directors met in executive session four times during 2010. Dr. Mayher, as the Chairman of the Board, presides over the executive sessions. Consistent with our belief that our leadership structure should reflect the best interests of the Company and our shareholders, we have not adopted a policy at this time stating whether or not the positions of Chief Executive Officer and Chairman of the Board should be held by separate individuals. Rather, we believe that the Board should remain free to determine the leadership structure from time to time based upon the availability of qualified and competent candidates. Prior to August 2008, Mr. Robinson ably served as both Chairman and Chief Executive Officer. Currently, Mr. Howell serves in the role of Chief Executive Officer, while Dr. Mayher, who is an independent director, serves as Chairman of the Board. We believe the resulting structure is appropriate for Gray at this time because it allows us to make the best use of the capabilities of these individuals in their respective roles while indicating to our shareholders that we also value the perspective of independent leadership on our Board. With respect to potential transactions with related parties required to be disclosed pursuant to Item 404 (a) of Regulation S-K of the SEC, the Audit Committee must review and approve such transactions in advance after full disclosure of the nature and extent of the related party’s interest in any such transaction. See Certain Relationships and Related Party Transactions for a description of a business relationship Mr. Robinson had with Gray that was approved by the Audit Committee.
     Management of the Company is responsible for the Company’s day-to-day risk management, and the Board serves in a risk management oversight role. The Audit Committee assists the Board in fulfilling this oversight function. The Audit Committee and management of the Company periodically review various risks facing the Company and the internal controls and procedures in place to manage such risks. In addition, the Audit Committee and full Board consider risk-related matters on an on-going basis in connection with deliberations regarding specific transactions and issues.
BOARD COMMITTEES AND MEMBERSHIP
     The Board held seven meetings during 2010. During 2010, each of the directors attended all of the meetings of the Board and meetings of all committees of the Board on which such directors served.
     Our Board has an Executive Committee. The Executive Committee is authorized between meetings of the Board, to manage and direct our affairs, except as otherwise provided by law or as otherwise directed by the Board. All actions by the Executive Committee are subject to revision and alteration by the Board, provided that no rights of third parties shall be affected by any such revision or alteration. The Executive Committee did not meet during 2010. The members of the Executive Committee are Messrs. Howell, Mayher (as Chairman) and Prather.
     Our Board has an Audit Committee, the purpose of which is to review and evaluate the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting policies and system of internal accounting controls, and to review and approve any transactions between us and our directors, officers or significant shareholders. The Audit Committee is governed by a written Audit Committee Charter, which was approved and adopted in its current form by the Board in June 2009 and can be found on our website at www.gray.tv in the Corporate Governance section under the heading Governance Documents. The Audit Committee held four meetings during 2010. The members of the Audit Committee are Messrs. Boger, Elder, Mayher and Newton (as Chairman). The Board has affirmatively determined that T.L. (Gene) Elder is an “audit committee financial expert” as that term is defined under applicable SEC rules. Our identification of Mr. Elder as an audit committee financial expert does not impose on him any duties, obligations or liability that are greater than the duties, obligations and liabilities imposed on the other members of the audit committee. The Board has determined that all members of the Audit Committee are independent in accordance with NYSE and the SEC rules governing audit committee member independence. The Audit Committee maintains a risk assessment process designed to identify risks facing Gray that the Audit Committee considers to be the most significant. In executing this process, the Audit Committee receives reports from management and other advisors and strives to generate serious and thoughtful strategies to mitigate those risks. Management periodically meets with the Audit Committee and reviews such risks and the relevant strategies. The report of the Audit Committee is set forth in this proxy statement under the heading Report of Audit Committee.
     Our Board has a Management Personnel Committee that functions as both the Compensation Committee and the Nomination and Corporate Governance Committee. The Management Personnel Committee has adopted separate written charters to govern its activities as the Compensation Committee and the Nominating and Corporate Governance Committee, respectively, current copies of which are available on our website at www.gray.tv in the Corporate Governance section under the heading Governance Documents. As the Compensation Committee, the Management Personnel Committee makes recommendations with respect to executive salaries, bonuses and compensation. The Management

Personnel Committee held ten meetings in 2010, during which meetings it performed the functions of both the Compensation Committee and the Nominating and Corporate Governance Committees. Its members are Messrs. Deaver (as Chairman), Mayher, Miller and Norton. The Board has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with NYSE, SEC and IRC rules governing independence. The report of the Management Personnel Committee is set forth in this proxy statement under the heading Report of Management Personnel Committee.
     In addition to acting as our Compensation Committee, the Management Personnel Committee also acts as our Nominating and Corporate Governance Committee. In this function, the Management Personnel Committee assists the Board in fulfilling its responsibilities to shareholders by identifying and screening individuals qualified to become our directors, recommending candidates to the Board for all directorships, evaluating the set of corporate governance principles and guidelines applicable to us that the Board has adopted, and overseeing the evaluation of the Board and management. In recommending candidates to the Board for nomination as directors, the Management Personnel Committee strives to identify individuals who bring a unique perspective to Gray’s leadership and contribute to the overall diversity of our Board. Although the Management Personnel Committee has not adopted a specific diversity policy for nominations, we believe that a diversity of experience, gender, race, ethnicity and age contributes to effective governance for the benefit of our shareholders. In practice, the Management Personnel Committee considers such characteristics together with the other qualities displayed by our candidates, such as judgment, skill, integrity and experience. The Management Personnel Committee does not assign a particular weight to these individual factors. Rather, the Management Personnel Committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide shareholders with a diverse and experienced Board. Historically, we have not used a recruiting firm to assist with this process.
     The Management Personnel Committee will consider recommendations for director nominees submitted by shareholders. The Management Personnel Committee’s evaluation of candidates recommended by our shareholders does not differ materially from its evaluation of candidates recommended from other sources. Shareholders wishing to recommend director candidates for consideration by the Management Personnel Committee may do so by writing to our Secretary, giving the candidate’s name, biographical data, qualifications and all other information that is required to be disclosed under the applicable rules and regulations of the SEC. The foregoing information should be forwarded to the Nominating and Corporate Governance Committee, c/o Robert A. Beizer, 1750 K Street, NW, Suite 1200, Washington, D.C., 20006.
     Our Board has a 2007 Long Term Incentive Plan Committee, the purpose of which is to make recommendations concerning grants of stock options and stock under the 2007 Long Term Incentive Plan and the Gray Television, Inc. Directors’ Restricted Stock Plan (the “Directors’ Restricted Stock Plan”). The 2007 Long Term Incentive Plan Committee did not hold any meetings in 2010, and its members are Messrs. Deaver, Mayher, Miller and Norton (as Chairman), all of which are “non-employee directors” under applicable SEC rules.

Summary of Committee Memberships.

Audit Committee	Management Personnel Committee

Howell W. Newton as Chairman	Ray M. Deaver as Chairman
Richard L. Boger	William E. Mayher, III
T. L. Elder	Zell B. Miller
William E. Mayher, III	Hugh E. Norton

2007 Long Term Incentive Plan Committee	Executive Committee

Hugh E. Norton as Chairman	William E. Mayher, III as Chairman
Ray M. Deaver	Hilton H. Howell, Jr.
William E. Mayher, III	Robert S. Prather, Jr.
Zell B. Miller

BENEFICIAL SHARE OWNERSHIP
     The following table sets forth certain information regarding the beneficial ownership of our Class A common stock and our common stock as of March 25, 2011 by (i) any person who is known to us to be the beneficial owner of more than five percent of our Class A common stock or our common stock, (ii) all directors, (iii) NEOs and (iv) all directors and executive officers as a group. For purposes of this table, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any securities that such person has the right to acquire beneficial ownership of within 60 days. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The information as to beneficial ownership has been furnished by the respective persons listed in the following table. The percentages of each class are based on 5,753,020 shares of Class A common stock and 51,392,984 shares of common stock outstanding as of March 25, 2011. Shares underlying outstanding stock options exercisable within 60 days of such date are deemed to be outstanding for purposes of calculating the percentage owned by such holder.

					Combined
					Voting
	Class A				Percent of
	Common Stock		Common Stock		Common
	Beneficially Owned		Beneficially Owned		and Class A
	(GTN.A)		(GTN)		Common
Name	Shares	Percent	Shares	Percent	Stock

Robert A. Beizer	—	*	16,181	*	*
Richard L. Boger	36	*	9,071	*	*
Ray M. Deaver	—	*	327,696	*	*
T. L. Elder	2,000	*	21,000	*	*
Hilton H. Howell, Jr.(l)(2)	681,550	11.8%	378,413	0.7%	6.6%
William E. Mayher, III	13,500	*	139,750	*	*
Zell B. Miller	—	*	20,500	*	*
Howell W. Newton	2,625	*	25,225	*	*
Hugh E. Norton	13,500	*	39,750	*	*
Robert S. Prather, Jr.(3)	66,070	1.1%	763,045	1.5	1.3%
Harriett J. Robinson(2)(4)(5)	4,087,342	71.0%	1,569,818	3.1%	39.0%
J. Mack Robinson(2)(5)(6)	4,087,342	71.0%	1,569,818	3.1%	39.0%
James C. Ryan(7)	—	*	87,635	*	*
Mario J. Gabelli(8)	238,275	4.1%	2,386,708	4.6%	4.4%
Dimensional Fund Advisors LP(9)	—	*	3,027,726	5.9%	2.8%
FMR LLC(10)	—	*	7,427,397	14.5%	6.8%
BlackRock, Inc.(11)	—	*	3,424,125	6.7%	3.1%
Litespeed Management, L.L.C.(12)	—	*	2,740,944	5.3%	2.5%
All directors and executive officers as a group(13) (13 persons)	4,311,018	74.9%	3,227,084	6.2%	42.3%

*	Less than 1%.

(1)	Includes 59,075 shares of the Class A common stock owned by Mr. Howell’s wife directly and as trustee for her children, as to which shares he disclaims beneficial ownership. Also includes options to purchase 20,000 shares of common stock.

(2)	Includes as to Messrs. Robinson and Howell and Mrs. Robinson, an aggregate of 555,605 shares of the Class A common stock and 151,000 shares of the common stock owned by certain companies of which Mr. Howell is an officer and a director, Mr. Robinson is an officer, director and a principal or sole shareholder and Mrs. Robinson is a director.

(3)	Includes options for Mr. Prather to purchase 500,000 shares of the common stock. Mr. Prather has pledged 199,771 shares of common stock as security for a loan.

(4)	Includes: (a) an aggregate of 1,002,676 shares of the Class A common stock and 853,868 shares of the common stock owned by Mrs. Robinson’s husband and (b) 1,189,180 shares of the Class A common stock and 109,750 shares of the common stock owned by Mrs. Robinson, as trustee for her daughters. Mrs. Robinson disclaims beneficial ownership of all such securities.

(5)	Includes as to Mr. Robinson and Mrs. Robinson, an aggregate of 490,298 shares of the Class A common stock and 100,000 shares of the common stock owned by Gulf Capital Services, Ltd., an entity controlled by Mr. Robinson.

(6)	Includes 2,038,763 shares of the Class A common stock and 464,950 shares of the common stock owned by Mr. Robinson’s wife directly and as trustee for their daughters. Mr. Robinson disclaims beneficial ownership of all such securities.

(7)	Includes options for Mr. Ryan to purchase 75,000 shares of the common stock.

(8)	This information is based solely on Gray’s review of a Schedule 13D/A filed with the SEC by Gabelli Funds, LLC and also by Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer. The address of Mr. Gabelli and Gabelli Funds, LLC is One Corporate Center, Rye, New York 10580.

(9)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP. The address of Dimensional Fund Advisors L.P. is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(10)	This information is based solely on Gray’s review of a Schedule 13G/A filed with the SEC by FMR LLC and also by Edward C. Johnson 3d and various entities which he directly or indirectly controls. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(11)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(12)	This information is based solely on Gray’s review of a Schedule 13G filed with the SEC by Litespeed Management, LLC, Litespeed Master Fund, Ltd. and also by Jamie Zimmerman. The address of Litespeed Management, LLC is 237 Park Avenue, Suite 900, New York, New York 10017. The address of Litespeed Master Fund, Ltd is c/o BNY Alternative Investment Services Ltd., 18 Church Street, Skandia House, Hamilton HM 11, Bermuda. The address of Jamie Zimmerman is 237 Park Avenue, Suite 900, New York, New York 10017.

(13)	The addresses for each of the directors and executive officers is 4370 Peachtree Road N.E., Atlanta, Georgia 30319.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Management Personnel Committee
     The Management Personnel Committee of the Board serves as our Compensation Committee, administers our executive compensation program and has the overall responsibility for approving and evaluating director and officer compensation plans, policies and programs. The Management Personnel Committee, in its capacity as the Compensation Committee, approves the compensation of each of our executive officers and all television station General Managers and establishes the compensation of our Board. The Management Personnel Committee consists of four members of our Board, Messrs. Deaver, Mayher, Miller and Norton. The Board has affirmatively determined that all members of the Management Personnel Committee are independent in accordance with NYSE, SEC and IRC rules governing independence.
     The Management Personnel Committee engaged Grant Thornton LLP, an internationally recognized public accounting and consulting firm, to advise the committee, and at times management, with respect to Gray’s compensation programs for 2010.
Named Executive Officers
     The discussion of executive compensation includes information about our NEOs who are listed in the following table:

	Executive
	Officer
Name	Since	Age	Position

Hilton H. Howell, Jr.	2000	49	Vice Chairman and Chief Executive Officer
Robert S. Prather, Jr.	1996	66	President and Chief Operating Officer
James C. Ryan	1998	50	Senior Vice President and Chief Financial Officer
Robert A. Beizer	1996	71	Vice President for Law and Development and Secretary
Overview of Previous Year Performance and Compensation
     In 2010, working with its independent compensation consultant, the Management Personnel Committee implemented a number of improvements to our executive compensation programs to further align them with current market best practices, including:
•	Formalized a Management Personnel Committee-driven process, with input from outside consultants and management where appropriate;

•	Formalized a Management Personnel Committee-approved peer group for on-going competitive market comparisons;

•	Ensured an appropriate benchmarking of executive roles to market data of the peer group, including both proxy data and published survey data, to determine the value of Gray’s executive positions;

•	Established an executive compensation philosophy, with the target of calibrating Gray’s compensation amounts to the median (or 50th percentile) of our market peer group ;

•	Established a formalized annual incentive program, with market-competitive payments based on achievement of goals established at the beginning of each fiscal year; and

•	Applied new methodology and market data in making incentive compensation decisions made in 2010;
•	No bonuses paid for 2009 based on financial performance;

•	Base salary increase for only one executive in 2010;

•	Nonequity incentive compensation paid at maximum in 2010 based on achievement of Management Personnel Committee-approved and pre-determined financial and individual performance goals.
     In fiscal year 2010, Gray had strong performance in an improving economic environment, exceeding performance goals and reflecting the election year impact on the broadcast industry. Additionally, Gray completed a major refinancing effort that was critical to the ongoing success of the Company. As a result of this refinancing transaction, Gray’s management projects that the Company will benefit from significant savings over the next several years. The estimated savings reflect both reduced interest costs and reduced preferred stock dividends, net of the amortized refinancing costs.
     For 2010 and 2009, Gray paid cash compensation to its NEOs of $4,273,750 and $2,055,000, respectively. The increase in cash compensation for each executive in 2010 relative to 2009 was the result almost entirely of performance-based bonuses and nonequity incentive compensation, with the exception being a base salary market adjustment for Mr. Beizer. Mr. Beizer’s salary adjustment was based upon a review of his performance and competitive market levels for executives with similar responsibilities. The following tables set forth the cash compensation paid to NEOs in 2010 and 2009, respectively:

	2010
			Nonequity
			Incentive
	Base		Plan	Total Cash
	Salary	Bonus	Compensation	Compensation
Name	($)	($)	(S)	(S)

Hilton H. Howell, Jr.	400,000	350,000	360,000	1,110,000
Robert S. Prather, Jr.	950,000	350,000	498,750	1,798,750
James C. Ryan	350,000	350,000	157,500	857,500
Robert A Beizer	350,000	—	157,500	507,500

	2,050,000	1,050,000	1,173,750	4,273,750

	2009
			Nonequity
			Incentive
	Base		Plan	Total Cash
	Salary	Bonus	Compensation	Compensation
Name	($)	($)	($)	($)

Hilton H. Howell, Jr.	400,000			400,000
Robert S. Prather, Jr.	950,000	—	—	950,000
James C. Ryan	350,000	—	—	350,000
Robert A. Beizer	320,000	35,000	—	355,000

	2,020,000	35,000	—	2,055,000

     The Management Personnel Committee concluded that performance for 2009 did not merit any long-term incentive grants to the NEOs. The Management Personnel Committee did not award any long-term incentive grants to the NEOs for 2010.

Elements of Compensation for the Past Fiscal Year
     The compensation program for our executive officers is designed to provide a combination of cash (fixed and incentive-based) and equity-based compensation to align the executive officers’ interests with our shareholders. The executive compensation program primarily consists of the following elements:
•	Base salary;

•	Annual incentive bonuses; and

•	Long-term incentive compensation, including equity-based awards
     The goals of our executive compensation program are to retain, motivate and reward our executive officers. We believe that the most effective executive compensation program is one that is conservative, yet competitive, and which aligns long-term compensation to the creation of shareholder value.
     In 2010, the Management Personnel Committee defined a target market position of market median, or 50th percentile, with opportunity for total compensation between the 50th and 75th percentiles as warranted based on Gray’s performance determined through achievement of approved performance goals.
     Additionally, the Management Personnel Committee approved a formal policy for establishing compensation and incentive opportunity levels for each element of compensation. The Management Personnel Committee strives to achieve an appropriate mix between the different forms of compensation in order to (1) motivate the executive officers to deliver superior performance in the short-term by providing competitive base salaries, annual incentive payments and cash bonuses for specific achievements, (2) align the interests of the executive officers with the long-term interests of our shareholders through the grant of equity-based compensation and (3) provide an overall compensation package that promotes executive retention and is aligned with the defined target market position.
     Base salaries for our executives are established or adjusted based on the size/complexity of the Company, the scope of each individual executive’s role, the knowledge and experience of such executive, and the competitiveness of the executive’s total compensation as compared to peer group and other market data.
     The process for determining annual incentive compensation is based on the achievement of Management Personnel Committee-approved and pre-determined financial and individual goals.
     The decision to grant long-term incentives is based each year on a retrospective qualitative analysis of the following factors, which are evaluated by the Management Personnel Committee:
•	The Company’s financial performance over a one- to three-year period, including impact of political revenue in appropriate years and achievements in reduction of debt.

•	The Company’s common stock and Class A common stock share price performance over a one- to three-year period.

•	The Company’s overall performance and share price performance relative to its peer group.

•	Individual performance.

     The 2010 annual incentive and 2010 long-term incentive opportunity levels (expressed as a percentage of base salary) approved by the Management Personnel Committee for the NEOs were as follows:

	Annual Incentive Opportunity			Long-term Incentive Opportunity
Name	Threshold	Target	Maximum	Threshold	Target	Maximum

Hilton H. Howell, Jr.	30.0%	60.0%	90.0%	30.0%	60.0%	90.0%
Robert S. Prather, Jr.	17.5%	35.0%	52.5%	17.5%	35.0%	52.5%
James C. Ryan	15.0%	30.0%	45.0%	15.0%	30.0%	45.0%
Robert A. Beizer	15.0%	30.0%	45.0%	15.0%	30.0%	45.0%
Annual Incentive Performance Targets for 2010
     The Management Personnel Committee established performance goals for 2010 that are based 75% on financial performance and 25% on individual performance. Three financial performance measures comprise the key financial performance measures historically used by Gray: (i) revenue (less agency commissions), (ii) broadcast cash flow, and (iii) NOP.
     Gray’s “NOP” financial performance measure, by way of reference to Gray’s audited financial statements set forth in the Company’s Form 10-K, includes net income (loss), plus interest expense, plus income tax expense, plus loss on early extinguishment of debt, plus depreciation, plus amortization of intangible assets, plus impairment of goodwill and broadcast licenses, less net gain on disposal of assets, and less net miscellaneous income (expense) (see table below).
     Gray’s “broadcast cash flow” financial performance measure is defined as “NOP” (discussed above) plus amortization of restricted stock and stock option awards, plus amortization of program broadcast rights, plus common stock contributed to 401(k) plan, less network compensation revenue, plus network compensation per network affiliation agreements, less network expense per network affiliation agreements, less payments on program broadcast obligations, and plus corporate and administrative expenses (excluding amortization of restricted stock and stock option awards (see table below).

     The following table reconciles Gray’s NOP and broadcast cash flow to net income (loss) for 2010, 2009 and 2008, respectively:

	2010	2009	2008
	($)	($)	($)
	(in thousands)
Net income (loss)	23,163	(23,047)	(202,016)
Adjustments to reconcile to net operating profit:
Depreciation	30,630	32,595	34,561
Amortization of intangible assets	479	577	792
Impairment of goodwill and broadcast licenses	—	—	338,681
Gain on disposals of assets, net	(1,909)	(7,628)	(1,632)
Miscellaneous income, net	(44)	(54)	53
Interest expense	70,045	69,088	54,079
Loss on early extinguishment of debt	349	8,352	—
Income tax expense (benefit)	13,447	(11,260)	(111,011)

NOP	136,160	68,623	113,507
Adjustments to reconcile to Broadcast Cash Flow:
Amortization of non-cash stock based compensation	332	1,388	1,450
Amortization of program broadcast rights	15,410	15,130	16,070
Common stock contributed to 401 (k) plan excluding corporate 401 (k) contributions	30	(19)	1,641
Network compensation revenue recognized	(562)	(653)	(752)
Network (expense) compensation per network affiliation agreement	(196)	30	121
Payments for program broadcast rights	(15,473)	(15,287)	(13,968)
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	13,213	12,780	12,647

Broadcast Cash Flow	148,914	81,992	130,716

     Each of the three financial performance measures is weighted at 25% (to achieve the total 75%). The Management Personnel Committee established achievement of target broadcast cash flow as a “trigger” that must be met prior to the payment of incentives based on achievement of individual performance. This trigger applies only to the individual objectives; each financial performance measure is assessed individually.
     For each of the financial performance measures, the following goals were established for 2010:

	Threshold	Target	Maximum
Financial Performance Measure	($)	($)	($)
	(in thousands)
Revenue (less agency commissions)	298,407	314,113	345,524
NOP	103,219	108,652	119,517
Broadcast cash flow	115,362	121,434	133,577
     In 2010, the Management Personnel Committee also included individual performance objectives that reflected Gray’s strategic goals for 2010 (in addition to the revenue, broadcast cash flow and NOP components) into the formula for determining annual incentive amounts payable to our NEOs. As described above, only 75% of the annual incentive amounts were to be awarded based on the financial performance of the Company, while 25% of the incentive amounts were to be determined for Messrs.

Howell, Prather, Ryan and Beizer based on their respective achievement of individual performance objectives approved by the Management Personnel Committee. The Management Personnel Committee believes that individual performance objectives should be included as a component of the annual incentive determination to ensure that these individuals remain focused on additional key objectives important to Gray’s future success.
     In 2011, the Management Personnel Committee expects to maintain the current structure for the determination of annual incentive awards such that 75% of the annual incentive award opportunity will be based on Gray’s financial performance and 25% of the annual incentive award opportunity will be based on the achievement of individual performance objectives that the Management Personnel Committee deems critical to the achievement of Gray’s strategic objectives in 2011.
Compensation Decisions Made in 2010
Base Salary
     The base salary element of our executive compensation program provides each NEO with a fixed amount of annual cash compensation. Salaries for the NEOs are generally subject to annual review and adjustment by the Management Personnel Committee.
     The Management Personnel Committee approved our NEOs’ base salaries for 2010 on March 24, 2010, based significantly on the financial results of Gray’s operations in 2009 and our expectations, at the time, for comparable performance in 2010. The Management Personnel Committee determined to hold base salaries constant with the exception of Mr. Beizer, whose base salary was raised from $320,000 to $350,000, to (i) align his base pay with that of other executives with similar job descriptions and responsibilities as assessed through the compensation study, (ii) reward his past performance, and (iii) reflect the Management Personnel Committee’s awareness of the amount of time since his previous salary increase.
     The 2010 base salaries paid to each of our NEOs were as follows:

Salary Amount
Name	($)

Hilton H.Howell, Jr.	400,000
Robert S. Prather, Jr.	950,000
James C. Ryan	350,000
Robert A. Beizer	350,000
     Mr. Howell’s base salary also takes into consideration the fact that in 2010 he worked less than full-time as our Chief Executive Officer while transitioning into that role. The Management Personnel Committee plans to increase Mr. Howell’s base salary in the future, commensurate with his role as our Chief Executive Officer as he assumes greater responsibility in that role.
     Mr. Prather’s base salary is reflective of (i) the critical role he plays in managing Gray’s performance, (ii) his assigned responsibilities beyond the typical role of a Chief Operating Officer and (iii) the significant institutional knowledge, history and relationships he maintains and leverages on behalf of the Company and its business goals.

Annual Incentive Compensation
     The Management Personnel Committee meets during the first quarter of each year, once adequate financial and other performance data from the prior fiscal year becomes available for review, and determines if any annual incentive compensation and bonuses will be awarded to the executive officers and the amount of bonuses.
     In early 2010, the Committee determined that no annual incentive compensation or bonuses for 2009 were warranted based on performance.
     Nonequity incentive compensation payments for 2010 were calculated based on mid-December forecast and paid prior to the end of the year, which is earlier than is typical, with a claw back provision should Gray’s 2010 financial statements, once finalized, generate a different amount. Upon completion of the audit of Gray’s 2010 financial statements, no adjustment to the 2010 incentive compensation payments were necessary. Nonequity incentive payments for all executives were paid at maximum reflecting outstanding company performance and individual performance. Annual incentive plan targets vs. Gray’s actual results for 2010 were as follows:

	Threshold	Target	Maximum	Actual
Financial Performance Measure	($)	($)	($)	($)
	(in thousands)
Revenue (less agency commissions)	298,407	314,113	345,524	346,058
NOP	103,219	108,652	119,517	136,160
Broadcast cash flow	115,362	121,434	133,577	148,914
     In addition to the Company’s exceeding the maximum targets on revenue, NOP and broadcast cash flow, the Management Personnel Committee determined that each of the NEOs exceeded their respective individual performance objectives as approved by the Management Personnel Committee. As such, the following annual incentive compensation payments were made for 2010 performance:

	Incentive Payment For Exceeding
	Revenue					Total Incentive
	(net of agency		Broadcast		Total	Payment as a
	commissions)	NOP	Cash Flow	Individual	Incentive	Percentage of
	Goal	Goal	Goal	Goal	Payment	Base Salary
Name	($)	($)	($)	($)	($)	(%)

Hilton H. Howell, Jr.	90,000	90,000	90,000	90,000	360,000	90.0%
Robert S. Prather, Jr.	124,688	124,688	124,687	124,687	498,750	52.5%
James C. Ryan	39,375	39,375	39,375	39,375	157,500	45.0%
Robert A. Beizer	39,375	39,375	39,375	39,375	157,500	45.0%

	293,438	293,438	293,437	293,437	1,173,750

Refinancing Transaction Bonus
     The Management Personnel Committee approved the creation of a bonus pool as a result of Gray’s refinancing its capital structure in April 2010. Not only was the refinancing critical to the ongoing success of the Company, Gray’s management projects that the Company will benefit from significant savings. The estimated savings reflect both reduced interest costs and reduced preferred stock dividends, net of the amortized refinancing costs.
     Cash in the bonus pool amounted to $1,250,000 for all transaction-related bonuses to be paid to executive officers and employees. The bonus pool represented 0.34% of the size of the transaction (in terms of the cost of debt and redemption of preferred stock), approximately 7.4% of the projected one-year savings, approximately 2.5% of the projected savings over a three-year period, and approximately 1.5% of the projected savings over a five-year period.
     The following bonuses were paid to NEOs who played a significant role in the completion of the refinancing transaction:
•	Hilton H. Howell, Jr.: $350,000

•	Robert S. Prather, Jr.: $350,000

•	James C. Ryan: $350,000
     The transaction bonus payments include a claw back provision requiring pro-rated repayment of the bonus if a recipient voluntarily resigns within three years from time of payment.
     Prior to approving the bonus payments, the Management Personnel Committee asked Grant Thornton LLP to assess the impact of the proposed bonuses on the market competitiveness of the executives’ compensation. The cumulative impact of the bonuses when combined with target annual and long-term incentive amounts placed the total direct compensation opportunity for the executive group at the 75th percentile, which is slightly above the Management Personnel Committee’s targeted position of between median and the 75th percentile for outstanding performance, but still acceptable from a competitive standpoint based on Gray’s performance for 2010 and achievements of the NEOs.
Long-Term Incentive Grants
     In order to align the interests of our executive officers and other key management personnel responsible for our growth with the interests of our shareholders, we established the 2007 Long Term Incentive Plan, which provides for equity-based awards. It is our practice to grant options with an exercise price equal to the closing price of our Class A common stock and/or our common stock on the date of grant.
     The decision to make long-term incentive grants is based on a retrospective and qualitative assessment of factors, as discussed above under the heading Elements of Compensation for the Past Fiscal Year. The Management Personnel Committee concluded that performance for 2009 did not merit any long-term incentive grants to the NEOs. The Management Personnel Committee did not award any long-term incentive grants to the NEOs for 2010.

Qualified Benefit Plans
     The executive officers participate in the following qualified benefit plans in which all employees are eligible to participate: Capital Accumulation (401(k)) Plan (“Capital Accumulation Plan”) and the Gray Television, Inc. Retirement Plan (“Pension Plan”). Mr. Ryan also participates in the Busse Pension Plan (the “Busse Pension Plan”). The Company acquired Busse Broadcasting Corporation (“Busse”) in July 1998 and the Busse Pension Plan was assumed in that transaction. Mr. Ryan is a former employee of Busse. The table in the section entitled Pension Benefits herein lists the years of credited service and the present value of each NEO’s accumulated pension benefit, assuming payment begins at age 65, under the pension plans.
Capital Accumulation Plan
     We currently sponsor the Gray Television, Inc. Capital Accumulation Plan to encourage eligible employees to defer a part of their current income to provide for their retirement, death or disability under the provisions of Section 401(k) of the IRC. The plan covers all of our employees. Under the Capital Accumulation Plan, participants may elect to make pre-tax savings deferrals from their compensation each year, subject to annual limits on such deferrals imposed by the IRC. We may also, at our discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional voluntary contributions. For the year ended December 31, 2010, we did not match employee contributions except for employees at one of our stations, in accordance with the terms of their union contract. Participants are immediately vested in their voluntary contributions plus the actual earnings thereon. Employer contributions and earnings thereon become 100% vested after the participant completes three years of service. The only form of benefit payment under the Capital Accumulation Plan is a single lump-sum payment equal to the vested balance in the participant’s account. The vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability, or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.
Gray Television, Inc. Retirement Plan
     Under the terms of the Pension Plan, in the event of the death of an executive officer before retirement, 50% of the accrued benefit will become payable to the surviving spouse at the time the deceased participant would have reached age 65. If the deceased participant had completed ten or more years of service, the survivor benefit may commence as early as the time the deceased participant would have reached age 55. If the deceased participant would have been eligible for early retirement at the time of death, survivor benefits may commence as soon as practicable. Any benefits that commence before the deceased participant would have reached age 65 will be reduced the same as early retirement benefits would have been reduced. In the event a disability occurs before retirement, the accrued benefit will become payable at age 65. No break in service will occur and benefits will continue to accrue during disability. In the event of voluntary termination, the vested accrued benefit will become payable at age 65. If the participant had completed ten or more years of service, the benefit may commence as early as age 55. If the participant had completed less than five years of credited service, the accrued benefit is not vested, and no future benefits would be payable from the Pension Plan.

Compensation Framework: Policies, Process and Risk Considerations.
Determining Competitive Practices
     For 2010, Gray established a new, expanded compensation peer group for purposes of determining competitive compensation for our executive officers. The Management Personnel Committee spent considerable time reviewing the peer group initially proposed by Grant Thornton LLP, and closely examined the included companies before finalizing the new peer group. The peer group selection criteria included broadcasting companies (television, radio, and companies with a combination). As a general guideline, companies were included with revenues of one-half of Gray’s and up to two times Gray’s revenue, with median revenue of the peer group closely aligned with Gray’s revenue.
     The newly approved peer group consisted of seventeen (17) companies, including Belo Corp, Crown Media Holdings, Inc., Cox Radio Inc., Cumulus Media, Inc., Emmis Communications, Entercom Communications Corp, Entravision Communications, Fisher Communications, Inc., Lin TV Corp., Media General, Hearst-Argyle Television, Nexstar Broadcasting Group, Radio One Inc., Salem Communications Corp., Sinclair Broadcast GP, Spanish Broadcasting Sys Inc, and Westwood One Inc. The new peer group has a median revenue closely aligned with Gray and better protects against potential volatility in data that may result from changes in peer group company status. Two of the companies, Cox Radio Inc., and Hearst-Argyle Television, are no longer public and will not be included in future peer group analysis.
     The Management Personnel Committee uses this expanded peer group for executive compensation comparisons, and ensured an appropriate benchmarking of executive roles to market data, including both proxy data (weighted at 75%) and published survey data (weighted at 25%) to determine the market value of Gray’s executive positions.
Process for Establishing Executive Total Compensation
     In reviewing NEO compensation levels for 2010, the Management Personnel Committee reviewed a competitive market study prepared by Grant Thornton LLP. The study compared Gray’s practices regarding base salary, bonus, equity, cash incentives, perquisites and other compensation of its NEOs with market practices as reported in published survey data and for the newly approved peer group. The Management Personnel Committee applied, to the best of its ability, the new process approved for assessing performance for annual and long-term incentives retrospectively to performance for 2009.
     As reference, the Summary Compensation Table details the compensation set by the Management Personnel Committee in 2010 for our NEOs.
Risk Considerations
     Companies are expected to review their compensation policies and practices and incentive plans and programs to evaluate if such compensation policies and practices and incentive plans and programs are appropriately structured for the company and its business objectives and discourage executives from taking excessive risk. In designing the components of Gray’s compensation policies and practices and incentive plans and programs, we have attempted to mitigate the possibility that excessive short-term risks are being taken at the expense of long-term value. These mitigation strategies include: (1) the annual review and approval of the financial performance considerations by the Management Personnel Committee; (2) the use of multiple performance objectives, thus mitigating too heavy a focus on any one in particular; and (3) vesting of stock awards over time to motivate NEOs to focus on providing consistent results over the longer term. The Management Personnel Committee has reviewed Gray’s compensation policies and practices and incentive plans and programs, including all of its business units, to determine if they encourage individuals to take unreasonable risks; and has determined that any risks arising from these compensation programs are not reasonably likely to have a material adverse effect on the Company.
Role of the Compensation Consultant
     In 2010, the Management Personnel Committee engaged Grant Thornton LLP, an internationally recognized public accounting and consulting firm, to advise the Management Personnel Committee with respect to Gray’s compensation programs for 2010. A Grant Thornton representative reports directly to the Management Personnel Committee as its compensation advisor. The Management Personnel Committee annually reviews the role of its compensation advisor and believes that the advisor is fully independent for purposes of providing executive compensation recommendations. To ensure independence, the management Personnel Committee directly hires and has the sole authority to terminate the compensation advisor and to determine the terms and conditions of their engagement. The compensation advisor reports directly to the Management Personnel Committee in executive sessions that are not attended by any of Gray’s officers.
Annual Review of Consultant Independence
     As a result of the steps taken by the Management Personnel Committee to monitor and manage the independence of its dedicated compensation advisor, the Management Personnel Committee believes that the advisor is able to provide candid, direct and objective advice to the Management Personnel Committee that is not influenced by management or any other services provided to Gray by Grant Thornton LLP. Furthermore, neither the compensation advisor nor any member of the advisory team participates in any of the other services provided to Gray by separate Grant Thornton LLP business units. Instead, with full knowledge of the Management Personnel Committee, the Audit Committee engages a distinct unit of Grant Thornton LLP to provide all other non-Management Personnel Committee consulting services to Gray, which is primarily related to internal audit services. Grant Thornton LLP provides the Management Personnel Committee with an annual update on its services and related fees. The Management Personnel Committee determines whether the separate services are performed objectively and free from the influence of management. The Management Personnel Committee recommended and approved the provision of these separate services to Gray.
Income Deduction Limitations
     Section 162(m) of the IRC generally sets a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any given year with respect to the compensation of each of the executive officers. However, certain “performance-based” compensation that complies with the requirements of Section 162(m) is not included in the calculation of the $1 million cap. Historically, tax deductibility of officer compensation has not been a primary objective because of ongoing operating losses on a tax basis and the need for flexibility in pursuing our incentive and retention objectives. Our executive compensation program historically has not complied with all the requirements of Section 162(m), but the Management Personnel Committee will review such requirements and will consider ways to restructure the executive compensation program to satisfy our compensation goals and meet the 162(m) deductibility guidelines going forward. We reserve the right to design compensation plans that recognize a full range of performance and other criteria important to our success regardless of the federal tax deductibility of compensation paid under those plans.

Summary Compensation Table
     The following table sets forth a summary of the compensation of our Chief Executive Officer, Chief Financial Officer, and the other named executive officers for 2010, 2009 and 2008, respectively.

							Change in
							Pension
							Value and
						Nonequity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary(2)	Bonus(3)	Awards(4)	Awards(5)	Compensation(6)	Earnings(7)	Compensation(8)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Hilton H.Howell, Jr.	2010	400,000	350,000	—	—	360,000	22,617	63,252	1,195,869
Vice Chairman,	2009	400,000	—	—	—	—	14,839	59,387	474,226
Chief Executive	2008	170,765	—	24,700	36,000	—	16,321	65,174	312,960
Officer and Director(l)

Robert s. Prather, Jr.	2010	950,000	350,000	—	—	498,750	38,815	103,424	1,940,989
President	2009	950,000	—	—	—	—	43,406	103,934	1,097,340
Chief Operating	2008	950,000	—	24,700	900,000	—	47,056	114,294	2,036,050
Officer and Director

James C. Ryan	2010	350,000	350,000	—	—	157,500	33,277	14,298	905,075
Senior Vice	2009	350,000	—	—	—	—	14,227	13,571	377,798
President and	2008	350,000	—	—	135,000	—	27,442	20,010	532,452
Chief Financial Officer

Robert A. Beizer	2010	350,000	—	—	—	157,500	35,967	23,038	566,505
Vice President-	2009	320,000	35,000	—	—	—	17,939	33,792	406,731
Law and	2008	320,000	—	—	—	—	32,706	28,078	380,784
Development and Secretary

(1)	For 2008, Mr. Howell’s annual base salary was $125,000 from January 1, 2008 until August 2008 when he became Gray’s Chief Executive Officer and his annual base salary was increased to $250,000.

(2)	Each of the NEOs contributed a portion of his salary to our Capital Accumulation Plan. The disclosed salary amounts are before the NEOs contributions.

(3)	For 2010, Messrs. Howell, Prather and Ryan received bonuses for their work on behalf of the Company in obtaining an amendment of our senior credit facility and the issuance of our 10 1/2% senior secured second lien notes due 2015. For 2009, Mr. Beizer received a bonus of $35,000 as a result of his work on behalf of the Company in obtaining long-term signal carriage agreements with cable and satellite companies.

(4)	Amounts represent the fair value of stock grants as of the date of grant in 2008 computed in accordance with Financial Accounting Standards Board’s ASC Topic 718 (“ASC 718”). We did not grant any stock to our NEOs in 2010 or 2009. For additional information with respect to the 2008 grants, refer to Note 8 — Stock-Based Compensation in the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(5)	Amounts represent the fair value of stock options as of the date of grant in 2008 computed in accordance with ASC 718. We did not grant any stock options to our NEOs in 2010 or 2009. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note 8 — Stock-Based Compensation in the consolidated audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010.

(6)	For 2010, Messrs. Howell, Prather, Ryan and Beizer received annual incentive compensation for the Company reaching certain predetermined financial performance and individual goals for 2010.

(7)	Represents for 2010, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2010, and the present value of accumulated benefits at December 31, 2009, adjusted for benefit payments made during the year. Represents for 2009, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2009, and the present value of accumulated benefits at December 31, 2008, adjusted for benefit payments made during the year. Represents for 2008, the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2008, and the present value of accumulated benefits at December 31, 2007, adjusted for benefit payments made during the year. The present values of accumulated benefits at December 31, 2010, 2009 and 2008 were calculated using the assumptions that were used for the December 31, 2010, 2009 and 2008 financial statement disclosures, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 5.85%, 6.27% and 5.79% interest discount, respectively. See the table in the section entitled Pension Benefits herein for additional information, including the present value assumptions used in this calculation.

(8)	See the All Other Compensation Table below for additional information.

All Other Compensation Table
     The following table describes each component of the amounts in the All Other Compensation column of the Summary Compensation Table for 2010:

				Company
		Dividends		Contributions	Company
		Paid on	Discounted	to Defined	Paid
		Stock	Securities	Contribution	Insurance	Directors’
		Awards(1)	Purchases(2)	Plans(3)	Premiums(4)	Fees(5)	Total
Name	Year	($)	($)	($)	($)	($)	($)

Hilton H. Howell, Jr.	2010	—	—	—	7,252	56,000	63,252
	2009	—	1,832	—	7,555	50,000	59,387
	2008	1,890	3,825	6,623	2,836	50,000	65,174

Robert S. Prather, Jr.	2010	—	—	—	47,424	56,000	103,424
	2009	—	2,978	—	50,956	50,000	103,934
	2008	25,290	3,825	3,840	31,339	50,000	114,294

James C. Ryan	2010	—	—	—	14,298	—	14,298
	2009	—	—	—	13,571	—	13,571
	2008	—	—	7,750	12,260	—	20,010

Robert A. Beizer	2010	—	—	—	23,038	—	23,038
	2009	—	—	—	33,792	—	33,792
	2008	—	—	5,247	22,831	—	28,078

(1)	Represents dividends paid to each NEO in 2008 on all awards of restricted common stock. Messrs. Prather and Howell received grants of restricted common stock in their capacities as directors. Dividends are paid on all shares of restricted stock despite any vesting schedule and in a manner consistent with all other outstanding common shares. We did not declare or pay any dividends on any of our outstanding common stock in 2010 or 2009.

(2)	Represents the amount of expense recognized by us, associated with the Employee Stock Purchase Plan (“ESPP”), for each NEO in 2009 and 2008, respectively. We offered the ESPP to eligible employees (including the NEOs) to provide participants with an opportunity to purchase our common stock through payroll deductions as a long-term investment. Effective June 30, 2009, we discontinued our ESPP due to the considerable costs associated with maintaining the plan. Messrs. Howell and Prather each participated in the ESPP in 2009 and 2008. The ESPP was intended to qualify as an “employee stock purchase plan” under Section 423 of the IRC. The price per share at which shares of common stock were eligible for purchase under the ESPP during 2009 and 2008 was 85% of the fair market value of the common stock on the last day of the purchase period.

(3)	Represents the amount of expense recognized by us for employer matching contributions during 2008 for the Capital Accumulation Plan for each NEO.

(4)	Represents insurance premiums paid on behalf of each NEO.

(5)	Represents directors’ fees paid to each NEO in 2010, 2009 and 2008 who is also a director. See the Director Compensation table for additional information.

Grants of Plan-Based Awards in 2010
     Nonequity annual incentive compensation payments were made to our NEOs in 2010 as set forth under the heading Compensation Discussion and Analysis — Compensation Decisions Made in 2010 — Annual Incentive Compensation. Please see the discussion and charts under that heading on page 28 of this proxy statement.
Outstanding Equity Awards at December 31, 2010
     The following table provides information on the stock option awards held by the NEOs at December 31, 2010. Each stock option award is shown separately for each of the NEOs. The stock option award exercise prices shown below are rounded to two decimal points.

Option Awards
			Number of	Number of
			Securities	Securities
			Underlying	Underlying
			Unexercised	Unexercised	Option
		Option	Options	Options	Exercise	Option
	Class	Grant	Exercisable	Unexercisable	Price	Expiration
Name	of Stock	Date	(#)	(#)	($)	Date

Hilton H. Howell, Jr.	Common (1)	02/01/08	20,000	—	7.64	02/01/13

Robert S. Prather, Jr.	Common (1)	02/01/08	500,000	—	7.64	02/01/13

James C. Ryan	Common (1)	02/01/08	75,000	—	7.64	02/01/13

Robert A. Beizer	—	—	—	—	—	—

(1)	Options vested on February 1, 2010.

     The following table provides information on restricted stock awards held by the NEOs at December 31, 2010. Each restricted stock award is shown separately for each of the NEOs. The vesting schedule for each restricted stock award is shown following the stock awards table. The market value of the stock awards is based on our common stock closing market price of $1.87 per share as of December 31, 2010.

Stock Awards
Market
			Number of	Value
			Shares or	of Shares
			Units of	or Units of
		Stock	Stock That	Stock That
		Award	Have Not	Have Not
	Class	Grant	Vested(1)	Vested(1)
Name	of Stock	Date	(#)	($)

Hilton H. Howell, Jr.	Common	01/01/07	1,000	1,870
	Common	03/12/08	2,000	3,740

Robert S. Prather, Jr.	Common	01/01/07	1,000	1,870
	Common	03/12/08	2,000	3,740

James C. Ryan	—	—	—	—

Robert A. Beizer	—	—	—	—

(1)	Awards vest in five equal, annual installments beginning on the last day of the year they were granted.
Option Exercises and Stock Vested in 2010
     The following table provides information, for the NEOs, on the number of shares of stock awards vested in 2010 and the value realized by each before payment of any applicable withholding tax.

		Option Awards		Stock Awards
		Number		Number
		of Shares	Value	of Shares	Value
		Acquired	Realized	Acquired	Realized
	Class	on Exercise	on Exercise	on Vesting	on Vesting
Name	of Stock	(#)	($)	(#)	($)

Hilton H. Howell, Jr.(l)	Common	—	—	3,000	5,610

Robert S. Prather, Jr.(l)	Common	—	—	3,000	5,610

James C. Ryan	—	—	—	—	—

Robert A. Beizer	—	—	—	—	—

(1)	Messrs. Howell and Prather each acquired 3,000 shares of common stock having a market value of $1.87 per share on December 31, 2010 when the restrictions on those shares lapsed.

Pension Benefits
     Messrs. Howell, Prather, Ryan and Beizer participate in the Pension Plan. The Pension Plan, which is intended to be tax qualified, is available to certain of our employees and the employees of all of our subsidiaries that have been designated as participating companies under the plan.
     A participating employee who retires on or after attaining age 65 and who has completed five years of service upon retirement may be eligible to receive during his or her lifetime, in the form of monthly payments, an annual pension equal to (i) 22% of the employee’s average earnings for the highest five consecutive years during the employee’s final ten years of employment multiplied by a factor, the numerator of which is the employee’s years of service credited under the plan before 1994 and the denominator of which is the greater of 25 or the years of service credited under the plan, plus (ii) 0.9% of the employee’s monthly average earnings for the highest five consecutive years in the employee’s final ten years of employment added to 0.6% of monthly average earnings in excess of Social Security covered compensation, multiplied by the employee’s years of service credited under the plan after 1993, with a maximum of 25 years minus years of service credited under (i) above. For participants as of December 31, 1993, there is a minimum benefit equal to the projected benefit under (i) at that time.
     In addition, Mr. Ryan would receive retirement benefits paid by Gray under a pension plan with Mr. Ryan’s former employer, Busse Broadcasting Corporation (the “Busse Pension Plan”), which benefit amounts have been frozen since September 1997. The Company acquired Busse Broadcasting Corporation in July 1998 and the Busse Pension Plan was assumed in that transaction.
     Our NEOs did not receive any pension benefit payments in 2010. The following table shows the years of credited service and the present value of accumulated benefits as of December 31, 2010 for the NEOs:

	Number		Present
	of Years		Value of
	Credited		Accumulated
	Service(l)		Benefit(2)
Name	(#)	Plan Name	($)

Hilton H. Howell, Jr.	8	Gray Television, Inc. Retirement Plan	77,591
Robert S. Prather, Jr.	9	Gray Television, Inc. Retirement Plan	273,822
James C. Ryan	12	Gray Television, Inc. Retirement Plan	141,998
	9	Busse Pension Plan	54,600
Robert A. Beizer	15	Gray Television, Inc. Retirement Plan	400,452

(1)	Computed as of the same measurement date as used for 2010 financial statement reporting purposes.

(2)	The Present Value of Accumulated Benefit was calculated using the assumptions that were used for 2010 financial statement reporting purposes, which were the 1983 Group Annuity Mortality Tables for the Pension Plan, and the RP 2000 Projected Mortality Table for the Busse Pension Plan, separately for males and females, and a 5.85% interest discount rate.

Potential Payments upon Termination or Change in Control
     The NEOs do not have employment agreements or agreements with us that provide severance in the event of a change in control, except to the extent that the 2007 Long Term Incentive Plan, the Director’s Restricted Stock Plan, the Pension Plan, the Capital Accumulation Plan and the Busse Pension Plan contain such provisions that are applicable to all participants. The information below describes and quantifies certain compensation that would become payable under existing plans, policies and arrangements if the NEO’s employment had terminated (by virtue of involuntary termination, death, disability, voluntary termination or change of control) on December 31, 2010, given the NEO’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Pension Plan, Busse Pension Plan, Capital Accumulation Plan, disability benefits, life insurance and accrued vacation pay.
     The following table sets forth the amounts that would be owed by Gray to our NEOs as of December 31, 2010 if they were terminated as a result of involuntary termination, death, disability, voluntary termination or change of control:

	Involuntary			Voluntary	Change of
	Termination(l)(2)	Death(l)(3)	Disability(l)(4)	Termination(1)(2)	Control(l)(5)
Name	($)	($)	($)	($)	($)

Hilton H. Howell, Jr.	92,976	1,059,791	2,828,586	92,976	98,586
Robert S. Prather, Jr.	328,630	2,197,329	599,728	328,630	334,240
James C. Ryan	223,521	1,952,522	2,701,521	223,521	223,521
Robert A. Beizer	26,923	927,649	102,211	26,923	26,923

(1)	Gray does not have a formal severance policy for its NEOs. At the time of a separation from service for any reason, the Board will use its discretion to determine each executive’s severance payment, if any. The amounts reported above reflect any accrued and unpaid benefits payable to the executive officer in addition to payment identified in plan documents and insurance policies.

(2)	Includes each NEO’s accrued and unpaid vacation payable upon termination and the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary.

(3)	Includes each NEO’s accrued and unpaid vacation payable upon termination, the death benefit of their basic and supplemental life insurance coverage, the present value of the accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their unvested restricted stock awards and stock options. The life insurance benefit reflects the payment of the death benefit by the insurance company for which Gray has been paying premiums on behalf of the NEO.

(4)	Includes each NEO’s accrued and unpaid vacation payable upon termination, the amount of long-term disability payments, the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their unvested restricted stock awards and stock options. NEOs are entitled to monthly long-term disability payments from the time of disability through age 65.

(5)	Includes each NEO’s accrued and unpaid vacation payable upon termination, the present value of accumulated benefits from their pension plan(s) as determined by the plan’s actuary, and accelerated vesting of 100% of their unvested restricted stock awards and stock options.

     For the purposes of this discussion, “disability” generally means total disability, resulting in the grantee being unable to perform his job, and “change of control” means any of the following: (1) any person becomes the beneficial owner of 45% or more of the combined voting power of our then outstanding shares; (2) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of such new directors was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (3) there is consummated any consolidation or acquisition in which we are not the continuing or surviving corporation or pursuant to which shares of our common stock are converted into cash, securities or other property; (4) there is consummated any consolidation or acquisition of us, in which we are the continuing corporation, in which the holders of our common stock immediately prior to the acquisition do not own 51% percent or more of the stock of the surviving corporation immediately after the acquisition; (5) there is consummated any sale, lease, exchange or other transfer of substantially all our assets; or (6) our shareholders approve any plan or proposal for our liquidation or dissolution.
     If one of the NEOs were to die or become disabled, or if there were to be a change in control, any unexercisable stock options granted before the date of that event would become exercisable and remain exercisable until the later of one year from the date of death or the expiration date of the grant.
     The Director’s Restricted Stock Plan provides that any remaining restrictions on awards of restricted stock generally lapse upon the death or disability of the NEO, and in the event of a change of control, all shares of restricted stock will become immediately and fully transferable, and all periods of restriction will expire, and the 2007 Long Term Incentive Plan Committee, which administers the Director’s Restricted Stock Plan, will be deemed to waive any forfeiture provisions provided with respect to any award. As of December 31, 2010, the NEOs did not hold any option awards with intrinsic value (that is, their options had an exercise price in excess of our common stock price) that were exercisable or would have become exercisable or vested if the NEO had died or become disabled, or if there had been a change of control, based upon the closing price of our common stock on such date.
     Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed, actual amounts paid or distributed may be different than as disclosed. Factors that could affect these amounts include the timing during the year of any such event or our stock price.

Director Compensation
     The current compensation and benefit program for directors is designed to fairly pay directors for time and effort required to be an effective director of a company of our size and scope; to align directors’ interests with the long-term interests of shareholders; and to be simple, transparent and easy for shareholders to understand. Our directors’ compensation for 2010 included the following compensation elements:

Description	Amount ($)

Chairman of the Board’s annual retainer fee	40,000
Director’s annual retainer fee	35,000
Chairman of the Board fee per board meeting	4,000
Director’s fee per board meeting	3,000
Audit Committee chairman fee per committee meeting	4,000
Audit Committee member fee per committee meeting	3,500
Other Committee chairman fee per committee meeting	3,000
Other Committee member fee per committee meeting	3,000
     Directors are paid the above fee arrangement for participation in person or by telephone in any meeting of the Board or any committee thereof.
     In addition, we adopted the Director’s Restricted Stock Plan in 2003. Pursuant to that plan, we may grant our directors restricted shares of our common stock that vest over five years in equal annual increments. Under the Director’s Restricted Stock Plan, a maximum of 10,000 restricted shares of common stock may be granted to each director in any calendar year. We did not grant any restricted shares to our directors in 2010.

Director Compensation in 2010
     The table below presents the directors’ compensation for 2010:

		Change in
		Pension
		Value and
	Fees	Nonqualified
	Earned or	Deferred
	Paid in	Compensation	All Other
	Cash(2)	Earnings(3)	Compensation(4)	Total
Name(l)	($)	($)	($)	($)

William E. Mayher, III Chairman of the Board of Directors	97,000	—	—	97,000
Richard L. Boger	70,000	—	—	70,000
Ray M. Deaver	71,000	—	—	71,000
T. L. Elder	70,000	—	—	70,000
Hilton H. Howell, Jr.	56,000	22,617	7,252	85,869
ZellB. Miller	71,000	—	—	71,000
Howell W. Newton	72,000	—	—	72,000
Hugh E. Norton	71,000	—	—	71,000
Robert S. Prather, Jr.	56,000	38,815	47,424	142,239
Harriett J. Robinson	56,000	—	—	56,000
J. Mack Robinson	56,000	—	—	56,000

(1)	As of December 31, 2010, each director owned 3,000 restricted shares of Gray common stock that he or she had received under our Directors’ Restricted Stock Plan.

(2)	For all directors, this amount represents cash compensation earned in 2010 for Board and committee service.

(3)	Represents the change in pension value, calculated as the difference between the present value of accumulated benefits at December 31, 2010 and the present value of accumulated benefits at December 31, 2009, adjusted for benefit payments made during the year. The present value of accumulated benefits at December 31, 2010 was calculated using the assumptions that were used for the December 31, 2010 financial statement disclosures, which were the 1983 Group Annuity Mortality Table, separately for males and females, and a 5.85% interest discount. The present value of accumulated benefits at December 31, 2009 was calculated using the assumptions that were used for the December 31, 2009 financial statement disclosures, which were the 1983 Group Annuity Mortality Table, separately for males and females, and a 6.27% interest discount. See the table in the section entitled Pension Benefits herein for additional information, including the present value assumptions used in this calculation.

(4)	Represents all other compensation earned by the named director. For descriptions of the other compensation earned by Mr. Howell and Mr. Prather, refer to the amounts in the All Other Compensation Table, with the exception of directors’ fees, which are reported separately in this Director Compensation in 2010 table.
     The members of our Board are reimbursed for reasonable travel expenses incurred by them during the execution of their duties as members of our Board and any committees. These expenses include but are not limited to mileage, hotel rooms, meals and air transportation.
REPORT OF MANAGEMENT PERSONNEL COMMITTEE
     The following Report of the Management Personnel Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.
     The Management Personnel Committee, acting in its capacity as the Compensation Committee, has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based on such review and discussion, the Management Personnel Committee has recommended to the Board that the Compensation Discussion and Analysis be included herein and in Gray’s Annual Report on Form 10-K for the year ended December 31, 2010.
     The Management Personnel Committee has retained Grant Thornton LLP to advise it on current trends and best practices in compensation. The total amount of fees paid by Gray to Grant Thornton for executive compensation services provided as a dedicated compensation advisor to the Management Personnel Committee in 2010 was approximately $86,709. The total amount of fees paid by Gray to Grant Thornton in 2010 for all other services, excluding Management Personnel Committee services, was approximately $128,657, which related to internal audit services. The Management Personnel Committee recommended and approved the provision of these additional services to Gray by Grant Thornton LLP.
     Submitted by the Management Personnel Committee of the Board.
Ray M. Deaver, Chairman
William E. Mayher, III
Zell B. Miller
Hugh E. Norton
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     Messrs. Deaver, Mayher, Miller and Norton are the members of the Management Personnel Committee, which serves as our Compensation Committee. No member of the Management Personnel Committee was an employee or officer of Gray or any of its subsidiaries during 2010 or was formerly an officer of Gray or any of its subsidiaries, except that Mr. Deaver served as Gray’s Regional Vice President-Texas from October 1999 until his retirement in December 2001. He was the President and General Manager of KWTX Broadcasting Company and President of Brazos Broadcasting Company from November 1997 until their acquisition by Gray in October 1999. Mr. Robinson had a business relationship with Gray during 2008 as described under Certain Relationships and Related Party Transactions. No compensation committee interlocks existed during 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
     On December 23, 2008, Gray entered into a one-year consulting contract with Mr. J. Mack Robinson whereby he agreed to consult and advise Gray with respect to its television stations and all related matters in connection with various proposed or existing television stations. In return for his services, Mr. Robinson received compensation under this agreement of $400,000 for the year ended December 31, 2009. Prior to Mr. Robinson’s retirement on December 14, 2008, he had served as Gray’s Chief Executive Officer. At all times during which the consulting agreement was in effect, he served as a member of Gray’s Board of Directors and as Chairman emeritus.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires the directors, executive officers and persons who own more than ten percent of a registered class of a company’s equity securities to file with the SEC initial reports of ownership (Form 3) and reports of changes in ownership (Forms 4 and 5) of such class of equity securities. Such officers, directors and greater than ten percent shareholders of a company are required by SEC regulations to furnish the company with copies of all such Section 16(a) reports that they file.
     To our knowledge, based solely on our review of the copies of such reports filed with the SEC during the year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and ten percent beneficial owners were met.
REPORT OF AUDIT COMMITTEE
     The following Report of the Audit Committee, together with references in this proxy statement to the independence of the Audit Committee members and the Audit Committee Charter, does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Gray under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Gray specifically incorporates this Report by reference therein.
     The Audit Committee of our Board is comprised of four directors who are independent and financially literate in accordance with the NYSE listing standards and the SEC rules regarding audit committees. In addition, the Board has determined that T. L. Elder is an “audit committee financial expert” as defined by applicable SEC rules. Our identification of Mr. Elder as an audit committee financial expert does not impose on him any duties, obligations or liability that are greater than the duties, obligations and liabilities imposed on the other members of the audit committee. In accordance with its written charter, which was approved and adopted in its current form by our Board in June 2009, the Audit Committee assists our Board in the oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Gray. In addition, the Audit Committee has the authority to select our independent registered public accounting firm. Gray’s Audit Committee Charter prohibits a member of the Audit Committee from serving on more than three public company audit committees.
     Management has primary responsibility for Gray’s financial statements and the overall reporting process, including Gray’s system of internal controls. McGladrey & Pullen, LLP, our independent registered public accounting firm, audits the annual consolidated financial statements prepared by management and expresses an opinion on whether those statements fairly present, in all material respects, our financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed our audited consolidated financial statements for the year ended December 31, 2010 and discussed them with both management and McGladrey & Pullen, LLP.
     Management is responsible for establishing, assessing and reporting on Gray’s system of internal control over financial reporting. McGladrey & Pullen, LLP is responsible for performing an independent audit of Gray’s internal control over financial reporting and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of this process. In connection with these responsibilities, the Audit Committee met with management and McGladrey & Pullen, LLP to review and discuss the effectiveness of Gray’s internal controls over financial reporting.
     The Audit Committee has also discussed with McGladrey & Pullen, LLP the matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.
     The Audit Committee has received and reviewed the written disclosures and the letter from McGladrey & Pullen, LLP consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence and has discussed and confirmed with McGladrey & Pullen, LLP its independence with respect to Gray. In addition, the Audit Committee has considered whether the provision of the non-audit services provided by McGladrey & Pullen, LLP is compatible with maintaining that independence.
     Based upon this review, the Audit Committee recommended to the full Board that our audited consolidated financial statements be included in Gray’s Annual Report on Form 10-K for the year ended December 31, 2010 and filed with the SEC.
     Submitted by the Audit Committee of the Board.
     Howell W. Newton, Chairman
     Richard L. Boger
     T. L. Elder
     William E. Mayher, III

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     McGladrey & Pullen, LLP has been our independent registered public accounting firm since May 2006. McGladrey & Pullen, LLP audited our annual financial statements for the years ended December 31, 2006 through December 31, 2010. As approved by our Audit Committee, we have appointed McGladrey & Pullen, LLP as our independent registered public accounting firm to audit our financial statements and our internal control over financial reporting for the year ending December 31, 2011. A representative of McGladrey & Pullen, LLP is expected to be present at the 2011 Annual Meeting, and will have the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions. We have decided to ask our shareholders to ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the year ending December 31, 2011.
Fees
     The fees billed by McGladrey & Pullen, LLP for 2010 and 2009 were as follows:

	2010	2009
	($)	($)
Audit fees(l)	823,637	831,381
Audit-related fees(2)	107,631	99,257
Tax fees	—	—
All other fees(3)	46,350	—

Total	977,618	930,638

(1)	Audit fees include fees for the current year audit and fees for quarterly reviews of our reports on Form 10-Q and consultation concerning accounting issues discussed with the SEC when applicable.

(2)	Audit related fees were for audits of our employee benefit plans.

(3)	All other fees were for services provided in connection with our issuance of 10 1/2% Senior Secured Second Lien Notes due 2015.
     All audit related services, tax services and other non-audit services must be, and all of the expenses for such services in 2010 and 2009 were, pre-approved by the Audit Committee, which also concluded that the provision of such services was compatible with the maintenance of McGladrey & Pullen, LLP’s independence in the conduct of its auditing functions.
     In accordance with its written charter, the Audit Committee reviews and discusses with McGladrey & Pullen, LLP, on a periodic basis, any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and pre-approves all audit and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm.

EQUITY COMPENSATION PLAN INFORMATION
     The following table gives information about the common stock and Class A common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of December 31, 2010.
Equity Compensation Plan Information

			Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise		under equity compensation
	of outstanding options,	Weighted average	plans (excluding securities
	warrants and rights	exercise price of	reflected in 1st column)
	(in thousands)	outstanding options	(in thousands)
Plan Category	(#)	warrants and rights	(#)

Common Stock:
Equity compensation plans approved by security holders(l)(2)	1,005	$7.51	7,394

Equity compensation plans not approved by security holders	—	$—

Total	1,005		7,394

Class A Common Stock:
Equity compensation plans approved by security holders(l)	—	$—	1,000

Equity compensation plans not approved by security holders	—	$—	—

Total	—		1,000

(1)	Under our 2007 Long Term Incentive Plan, we are authorized to issue new awards of options to acquire up to 4,995,250 shares of either our common stock or our Class A common stock; however, of this amount, we can not grant options to acquire in excess of 1,000,000 shares of our Class A common stock. For purposes of this disclosure, we have assumed the issuance of new awards of options to acquire 3,995,250 shares of our common stock and 1,000,000 shares of our Class A common stock.

(2)	Includes 1,629,034 shares of our common stock that are issuable under our Capital Accumulation Plan, which is intended to meet the requirements of Section 401(k) of the IRC, and 770,000 shares of our common stock that are issuable under our Directors’ Restricted Stock Plan.

OTHER MATTERS
     Our Board knows of no other matters to be brought before the 2011 Annual Meeting. However, if any other matters are properly brought before the 2011 Annual Meeting, it is the intention of the named proxies in the accompanying proxy to vote in accordance with their judgment on such matters.
SHAREHOLDER PROPOSALS FOR INCLUSION
IN NEXT YEAR’S PROXY STATEMENT
     Proposals of shareholders intended to be presented at our 2012 Annual Meeting of Shareholders must be received at our principal executive offices by December 21, 2011, in order to be eligible for inclusion in our proxy statement and form of proxy for that meeting.
OTHER SHAREHOLDER PROPOSALS FOR PRESENTATION
AT NEXT YEAR’S ANNUAL MEETING
     For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2012 Annual Meeting of Shareholders, management will be able to vote proxies in its discretion if we: (1) receive notice of the proposal before the close of business on March 5, 2012 and advise shareholders in the 2012 proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) receive notice of the proposal after the close of business on March 5, 2012. Notices of intention to present proposals at the 2012 Annual Meeting of Shareholders should be addressed to Gray Television, Inc., Attention: Robert A. Beizer, Secretary, 1750 K Street, NW, Suite 1200, Washington, D.C., 20006.
AVAILABILITY OF FORM 10-K
     Our Annual Report on Form 10-K is available online at www.gray.tv in the “SEC Filings” section. We will provide to any shareholder, without charge, upon written request, a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC. Such requests should be addressed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations.
HOUSEHOLDING
     As permitted under the Exchange Act, to the extent shareholders receive a hard copy of the proxy by mail, only one copy of this proxy statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of this proxy statement. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Gray Television, Inc., 4370 Peachtree Road, N.E., Atlanta, Georgia 30319, Attention: Investor Relations. Shareholders residing at the same address and currently receiving only one copy of the proxy statement may contact Investor Relations at the address above to request multiple copies of the proxy statement in the future. Shareholders residing at the same address and currently receiving multiple copies of the proxy statement may contact Investor Relations at the address above to request that only a single copy of the proxy statement by mailed in the future.

GRAY TELEVISION, INC.
4370 PEACHTREE ROAD, N.E.
ATLANTA, GA 30319
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Gray Television, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M34876-P09990	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRAY TELEVISION, INC. The Board of Directors recommends you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors	☐	☐	☐

Nominees

01)	Richard L. Boger	07)	Howell W. Newton
02)	Ray M. Deaver	08)	Hugh E. Norton
03)	T. L. Elder	09)	Robert S. Prather, Jr.
04)	Hilton H. Howell, Jr.	10)	Harriett J. Robinson
05)	William E. Mayher, III	11)	J. Mack Robinson
06)	Zell B. Miller

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	To approve, by non-binding vote, executive compensation.	☐	☐	☐	4.	To ratify the appointment of McGladrey & Pullen, LLP as independent registered public accounting firm for 2011.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:		1 Year	2 Years	3 Years	Abstain

3.	To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M34877-P09990
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS
GRAY TELEVISION, INC.
The undersigned hereby appoints William E. Mayher, III and Hilton H. Howell, Jr. and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side of this ballot, all of the shares of common stock and Class A common stock of Gray Television, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareowners of Gray Television, Inc. to be held June 1, 2011, at The Peachtree Insurance Center, The Executive Board Room, 5th Floor 4370 Peachtree Road, N.E., Atlanta, Georgia 30319 and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR 3 YEARS FOR PROPOSAL 3 AND FOR PROPOSAL 4, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side